Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

QUICKSILVER PRODUCTION PARTNERS LP

This Certificate of Limited Partnership of Quicksilver Production Partners LP (the “Partnership”), is being duly executed and filed by Quicksilver Resources GP LLC, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. §17-101, et seq.).

FIRST: The name of the limited partnership formed hereby is Quicksilver Production Partners LP.

SECOND: The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

THIRD: The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

FOURTH: The name and business address of the sole general partner is as follows:

Quicksilver Resources GP LLC

801 Cherry Street

Suite 3700, Unit 19

Fort Worth, Texas 76102

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership this 15th day of November, 2011.

QUICKSILVER RESOURCES GP LLC

By: Quicksilver Resources Inc., as sole member

By:	/s/ Glenn Darden
	Name:	Glenn Darden
	Title:	President and Chief Executive Officer